Exhibit 99.1

News Release

Contacts:

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Jeffrey L. Chastain

Vice President of Investor Relations

225-952-2308

jchastain@he-equipment.com

H&E Equipment Services Signs Definitive Agreement

To Acquire One Source Equipment Rentals, Inc.

BATON ROUGE, Louisiana — (September 19, 2022) — H&E Equipment Services, Inc. (“H&E” or the “Company”) (NASDAQ: HEES) today announced the signing of a definitive agreement to acquire One Source Equipment Rentals, Inc. (“One Source”), a provider of non-residential construction and industrial equipment with operations in the Midwest and Southern U.S. One Source, which is employee owned, operates 10 branches, including three locations in each of Illinois and Indiana, two locations in Tennessee and one in each of Kentucky and Alabama. Under the terms of the definitive agreement, H&E is expected to pay $130 million in cash for One Source, before customary adjustments. The transaction is expected to close during the fourth quarter of 2022, following regulatory clearance and the completion of other customary closing conditions.

Brad Barber, Chief Executive Officer of H&E Equipment Services, Inc., noted the excellent strategic rationale for the transaction, stating, “For more than 20 years, One Source has emphasized a culture where equipment reliability and customer support and satisfaction are vital features for success, resulting in an equipment rental operation with strong consumer loyalty throughout its branch network. These important attributes, which are underscored by a dedicated base of employee owners, offer an exceptional cultural fit with H&E. Also, the transaction will expand our geographic footprint into the Midwest with operations in Illinois and Indiana, as well as operations in Kentucky. Finally, the demonstrated success of our accelerated warm start plan, with 15 warm start and greenfield locations established since early 2021, will prove beneficial as we evaluate post-integration growth opportunities in the Midwest and other surrounding regions with attractive prospects for expansion.”

Over the last twelve months ended July 31, 2022, One Source has generated revenues of approximately $59 million with a fleet size, as measured by original equipment cost (OEC), of approximately $138 million. One Source’s fleet consists primarily of aerial work platforms, material handling equipment and other general equipment lines.

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H&E Equipment Services Signs Definitive Agreement

September 19, 2022

Following the closing of the transaction, H&E’s equipment rental operations will extend across 117 branch locations in 28 states.

About H&E Equipment Services, Inc.

Founded in 1961, H&E Equipment Services, Inc. is one of the largest rental equipment companies in the nation. The Company’s fleet is among the industry’s youngest and most versatile with a superior equipment mix comprised of aerial work platforms, earthmoving, material handling, and other general and specialty lines. H&E serves a diverse set of end markets in many high-growth geographies including branches throughout the Pacific Northwest, West Coast, Intermountain, Southwest, Gulf Coast States, Southeast, Midwest, and Mid-Atlantic regions.

Forward-Looking Statements

Statements contained in this press release that are not historical facts, including statements about the consummation of the proposed transaction, opportunities and timing, and H&E’s beliefs and expectations, are “forward-looking statements” within the meaning of the federal securities laws. Statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend,” “foresee” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) risks related to the impact of the COVID-19 global pandemic, such as the scope and duration of the outbreak, government actions and restrictive measures implemented in response to the pandemic, material delays and cancellations of construction or infrastructure projects, labor shortages, supply chain disruptions and other impacts to the business; (2) general economic conditions and construction and industrial activity in the markets where we operate in North America; (3) our ability to forecast trends in our business accurately, and the impact of economic downturns and economic uncertainty in the markets we serve (including as a result of current uncertainty due to COVID-19); (4) the impact of conditions in the global credit and commodity markets (including as a result of current volatility and uncertainty in credit and commodity markets due to COVID-19) and their effect on construction spending and the economy in general;(5) trends in oil and natural gas that could adversely affect the demand for our services and products; (6) relationships with equipment suppliers; (7) increased maintenance and repair costs as we age our fleet and decreases in our equipment’s residual value; (8) our indebtedness; (9) risks associated with the expansion of our business and any potential acquisitions we may make, including any related capital expenditures, or our inability to consummate such acquisitions; (10) our possible inability to integrate any businesses we acquire; (11) competitive pressures; (12) security breaches and other disruptions in our information technology systems; (13) adverse weather events or natural disasters; (14) compliance with laws and regulations, including those relating to environmental matters, corporate governance matters and tax matters, as well as any future changes to such laws and regulations; and (15) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release. These statements are based on the current beliefs and assumptions of H&E’s management, which in turn are based on currently available information and important, underlying assumptions. H&E is under no obligation to publicly update or revise any forward-looking statements after this press release, whether as a result of any new information, future events or otherwise. Investors, potential investors, security holders and other readers are urged to consider the above-mentioned factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

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